As filed with the Securities and Exchange Commission on May 29, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KEY TRONIC CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-0849125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

North 4424 Sullivan Road

Spokane Valley, Washington 99216

(Address of principal executive offices, including zip code)

KEY TRONIC 401(k) RETIREMENT SAVINGS PLAN

(Full title of the plan)

RONALD F. KLAWITTER

Executive Vice President of Administration, Chief Financial Officer and Treasurer

Key Tronic Corporation

North 4424 Sullivan Road

Spokane Valley, Washington 99216

(509) 928-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

EVELYN CRUZ SROUFE

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, no par value, under the Key Tronic 401(k) Retirement Savings Plan	1,000,000	$1.74	$1,740,000	$97.10

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Key Tronic 401(k) Retirement Savings Plan.

(2)	Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation of the registration fee is based upon a share price of $1.74, which was the average of the high ($1.80) and low ($1.68) sales prices of the Registrant’s common stock on May 27, 2009, as reported on the NASDAQ Global Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008, filed on September 15, 2008, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 2009, December 27, 2008 and September 27, 2008, filed on May 8, 2009, February 10, 2009 and November 10, 2008, respectively;

(3) The Registrant’s Annual Report on Form 11-K for the Registrant’s 401(k) Retirement Savings Plan for the fiscal year ended June 30, 2008, filed on December 29, 2009;

(4) The Registrant’s Current Reports on Form 8-K filed on April 24, 2009 and July 28, 2008; and

(5) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed on April 3, 1984, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the Registrant’s common stock that may be issued under the Registrant’s 401(k) Retirement Savings Plan is given by Kathleen L. Nemeth, General Counsel and Secretary for the Registrant.

ITEM 6.	Indemnification of Directors and Officers.

Under the Washington Business Corporation Act, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual’s official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation’s best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. The Washington Business Corporation Act prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Washington law also provides for discretionary indemnification of officers. Under no circumstances, however, may any director or officer be indemnified for:

•	acts or omissions finally adjudged to be intentional misconduct or a knowing violation of the law;

•	conduct of a director or officer finally adjudged to be an unlawful distribution; or

•

any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Article VI of the Registrant’s Amended and Restated Bylaws provides for indemnification of the Registrant’s directors and officers to the maximum extent permitted by Washington law, which includes a right to indemnification for all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving as a director or an officer of the Registrant, with certain statutory exceptions (as discussed above). The Amended and Restated Bylaws also provide that the Registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers. Article VII.7 of the Registrant’s Restated Articles of Incorporation, as amended, contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on the liability of directors to the Registrant and its shareholders.

Unless limited by the corporation’s articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders’ meeting.

The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts or omissions while acting in their official capacities.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Exhibit Number	Description
5.1	Opinion of Counsel regarding legality of the Common Stock being registered

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

The undersigned Registrant hereby undertakes that it will submit or has submitted the Key Tronic 401(k) Retirement Savings Plan subject to the Registration Statement and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code of 1986, as amended.

ITEM 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane Valley, State of Washington, on this 29th day of May, 2009.

KEY TRONIC CORPORATION

By:	/s/ RONALD F. KLAWITTER
Ronald F. Klawitter
Executive Vice President of Administration, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Craig D. Gates and Ronald F. Klawitter, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 29, 2009.

Signature	Title

/s/ CRAIG D. GATES Craig D. Gates	President and Chief Executive Officer (Principal Executive Officer)

/s/ RONALD F. KLAWITTER Ronald F. Klawitter	Executive Vice President of Administration, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ JAMES R. BEAN James R. Bean	Director

/s/ JACK W. OEHLKE Jack W. Oehlke	Director

/s/ DALE F. PILZ Dale F. Pilz	Director

/s/ YACOV A. SHAMASH Yacov A. Shamash	Director

/s/ PATRICK SWEENEY Patrick Sweeney	Director

KEY TRONIC 401(k) RETIREMENT SAVINGS PLAN

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Key Tronic 401(k) Retirement Savings Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Spokane Valley, State of Washington, on May 29, 2009.

KEY TRONIC 401(k) RETIREMENT SAVINGS PLAN

By:	Key Tronic Corporation Compensation and Administration Committee of the Board of Directors

	By:	/s/ YACOV A. SHAMASH
Yacov A. Shamash, Director

/s/ DALE F. PILZ
Dale F. Pilz, Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Counsel regarding legality of the Common Stock being registered

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)